Exhibit 10.18

Agreement for

(i) future payment right and (ii) option for the

sale and purchase

of shares in

Krishna Godavari LNG Terminal Pvt. Ltd.

BETWEEN

EAST LNG PTE LTD

AND

CROWN LNG INDIA AS

AND

CROWN LNG HOLDING AS

AND

CROWN LNG HOLDINGS LIMITED

3 AUGUST 2023

CONTENTS

1	DEFINITIONS	3

2	AMENDMENT TO THE EXCLUSIVITY AGREEMENT	7

3	FUTURE PAYMENT RIGHT	8

4	EXTRAORDINARY GENERAL MEETING AND TRANSFER OF FP PROMISSORY NOTE AGAINST SHARES IN CHO	8

5	SHARE PURCHASE OPTION	9

6	CONDUCT OF BUSINESS OF THE COMPANY	9

7	THE PURCHASE PRICE	12

8	COMPLETION CONDITIONS	12

9	PRE COMPLETION BREACHES AND TERMINATION	13

10	COMPLETION	13

11	SELLER’S WARRANTIES	15

12	WARRANTY CLAIMS	17

13	POST COMPLETION OBLIGATIONS	19

14	TRANSFER OF PURCHASE PROMISSORY NOTE AGAINST ISSUE OF PUBCO SHARES	19

15	ANNOUNCEMENTS; CONFIDENTIALITY	19

16	NOTICES	20

17	TAXES AND TRANSACTION COSTS	21

18	GENERAL	21

19	GOVERNING LAW; LEGAL VENUE	22

APPENDIX 1 - EA AMENDMENT AGREEMENT # 3		24

APPENDIX 2 - SUBSCRIPTION FORM		27

APPENDIX 3 – FP PROMISSORY NOTE		30

APPENDIX 4 - NOVATION AGREEMENT		34

APPENDIX 5 - PURCHASE PROMISSORY NOTE		37

This agreement (the “Agreement”) is made on 3 August 2023 between:

(1)

East LNG Pte. Ltd., a private limited liability company incorporated under the laws of Singapore, with registered address at 7500a, Beach Road, #14-302 the Plaza, Singapore 199591, and with business registration number 201622928W (the “Seller”);

(2)

Crown LNG India AS, a private limited liability company incorporated under the laws of Norway, with registered address at Drammensveien 147A, 0277 Oslo, Norway, and with business registration number 926 787 853 (the “Buyer”);

(3)

Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway, with registered address at Skøyen Atrium, Drammensveien 147, 0277 Oslo, Norway, and with business registration number 817 120 962 (“CHO”); and

(4)

Crown LNG Holdings Limited, a private limited liability company incorporated on the Island of Jersey, Channel Islands, with registered address at 3rd Floor, 4 Esplanade, St Helier, Jersey, JE4 9WG (“PubCo”).

BACKGROUND

(A)

The Seller owns substantially all of the shares in Krishna Godavari LNG Terminal Pvt. Ltd., a private limited liability company incorporated under the laws of the state Andrha radish, India, with registered address at 67-11-7/6, 5th Floor, VJ Inn, LB Nagar Main Road, Kakinada ± 533001, east Godavari Dist., AP, India, (the “Company”).

(B)

The Seller and a subsidiary of the Buyer, Crown LNG India Limited (“CHH”), have entered into an exclusivity agreement originally dated 3 June 2020, as amended by an amendment dated 9 September 2020 and an amendment # 2 dated 31 March 2021 (the “Exclusivity Agreement”) to finance, build, own and lease out an offshore LNG Import and regasification terminal at Kakinada, East Godavari in India (the “Re-gas Terminal”).

(C)

In parallel with the transaction set out in this Agreement, a business combination is contemplated whereunder CHO will become a subsidiary of PubCo in accordance with a business combination agreement dated on or about the date hereof, to be entered into between, amongst others, CHO and PubCo (the “Business Combination Agreement”).

(D)

The Seller and the Buyer wishes to enter into an arrangement whereby the Seller grant to the Buyer (i) a future payment right in respect of future distributions from the Company and (ii) an option to buy all the shares of the Company held by the Seller on the terms set out in this Agreement.

On this background, it is agreed as follows:

1	DEFINITIONS

In addition to definitions elsewhere in this Agreement, the following definitions shall apply herein:

Accounting Principles	International Financial Reporting Standards issued by the IFRS Foundation and the International Accounting Standards Board (IASB), as applied by the Company for its annual accounts for 2022.

Accounts	means the annual accounts of the Company for the financial year ending on 31 March 2021.

3/41

Accounts Date	means 31 March 2021.

Affiliate

means in respect of any person: (i) any person with direct or indirect control over the person; and (ii) any person directly or indirectly controlled by the person or a person as referred to in item (i).

For the purposes of this definition, decisive influence as set out in section 1-3 of the Norwegian Private Limited Liability Companies Act of 1997, as in force at the Agreement Date, shall constitute control.

Agreement Date	means the date of this Agreement.

Approved Shareholder Creditor	has the meaning ascribed to such term in clause 5.4.

Approved Shareholder Loans	has the meaning ascribed to such term in clause 5.4.

Approved Shareholder Loan Price	has the meaning ascribed to such term in clause 5.4.

BCA Closing	means the completion of the transactions contemplated by the Business Combination Agreement as a result of which CHO shall become a wholly owned subsidiary of PubCo.

Business Combination Agreement	has the meaning ascribed to such term in recital (C).

Business Day	means a day when banks are open for general banking business in Norway, Singapore, Jersey, England and India.

CHH	has the meaning ascribed to such term in recital (B).

CHO Consideration Shares	has the meaning ascribed to such term in clause 4.1.

CHO Subscription Form	has the meaning ascribed to such term in clause 4.1.

Company	has the meaning ascribed to such term in recital (A).

Completion	means the completion of the Transaction in accordance with clause 10.2 and 10.3.

Completion Conditions	means the conditions for the Seller’s and the Buyer’s obligation to complete the Transaction as set out in clause 8.1.

Completion Date	means the date that Completion actually takes place.

Distribution	means any action by the Company to:

4/41

(a)    declare, make or pay any distribution, charge, fee or other distribution (or interest on any unpaid distribution, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b) repay or distribute any distribution or share premium reserve;

(c) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;

(d) repay any loan from the shareholders of the Company or any of its Affiliates; or

(e) pay any management, advisory or other fee or any other payment whatsoever to or to the order of any of the shareholders of the Company or any of its Affiliates.

EA Amendment Agreement # 3	has the meaning ascribed to such term in clause 2.1.

EGM	has the meaning ascribed to such term in clause 4.1.

EGM Resolution	has the meaning ascribed to such term in clause 4.1.

EGM Date	means the date when the EGM Resolution receives the required approval on the EGM.

Encumbrance	means any encumbrance, lien, charge, pledge, security interest, pre-emptive right, options, warrants, right of first refusal or similar interest.

Exclusivity Agreement	has the meaning ascribed to such term in recital (B).

First Gas	means the date on which the Re-gas Terminal is ready to regasify imported liquified natural gas following completion of the 72 hours test at commissioning of the Re-gas Terminal.

FP Promissory Note	has the meaning ascribed to such term in clause 3.3.

Future Payment	has the meaning ascribed to such term in clause 3.1.

Future Payment Right	has the meaning ascribed to such term in clause 3.1.

Future Payment Right Component	has the meaning ascribed to such term in clause 7.1.

Future Payment Termination Event	means the occurrence of any of the following events:

(a) First Gas does not occur by 1 January 2030 (for any reason whatsoever);

5/41

(b) the Seller at the date falling 10 years after First Gas has not made Future Payments to the Buyer in an amount equal to USD 1,070,000,000;

(c) the Seller at the date falling 20 years after First Gas has not made Future Payments to the Buyer in an amount equal to USD 2,168,000,000; or

(d) the Seller at the date falling 30 years after First Gas has not made Future Payments to the Buyer in an amount equal to the Maximum Future Payment Amount.

Maximum Future Payment Amount	Means USD 3,266,000,000.

NOK	means Norwegian kroner.

Novation Agreement	has the meaning ascribed to such term in clause 2.2.

NYSE	means the New York Stock Exchange.

Parties	means the Buyer, the Seller, CHO and PubCo together.

Party	means either the Buyer, the Seller, CHO or PubCo individually.

Provided Information	means the information about the Company and its business and all information provided by the Seller to the Buyer in relation to the Transaction, whether included in the Collaborate data room set up for the due diligence conducted in connection with the Business Combination Agreement or otherwise.

Purchase Price	has the meaning ascribed to such term in clause 7.1.

Purchase Promissory Note	has the meaning ascribed to such term in clause 7.2.

Purchase Promissory Note Component	has the meaning ascribed to such term in clause 7.1.

PubCo Shares	means ordinary shares of no par value in the capital of PubCo.

PubCo Equivalent Shares	means the number of PubCo Shares which the Seller received in exchange for the CHO Consideration Shares pursuant to the Business Combination Agreement.

PubCo Share Price	means the published market value price per share of the ordinary shares of no par value in the capital of PubCo which are listed on NYSE at close of business New York time on the last Business Day prior to Completion.

Re-gas Terminal	has the meaning ascribed to such term in recital (B).

6/41

Remaining Future Payment Amount	means the Maximum Future Payment Amount, less Future Payments paid by the Seller to the Buyer in accordance with clause 3.1.

Remaining Future Payment Percentage	means a percentage which is equal to a fraction where (i) the nominator is the Remaining Future Payment Amount and (ii) the denominator is the Maximum Future Payment Amount.

Seller’s Knowledge	means the actual knowledge of the officers and directors of the Seller, after due inquiry, as per the Agreement Date.

Seller’s Warranties	means the warranties of the Seller set out in clause 11.1.

Shares	means all shares in the Company (excluding the 1,000 shares in the Company owned by a local director in India).

SOFR	means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Tax or Taxes	means any federal, state or local taxes, duties, levies, imposts, deductions, surcharges or other charges of any kind, nature or description past, present or future.

Transaction	means exercise of the Option and the following completion for the sale and purchase of the Shares contemplated by this Agreement.

Transaction Costs	means any amount of:

(a)    fees, expenses or liabilities relating to advice and services rendered by professional advisors and consultants solely and directly in connection with the Transaction (excluding any recoverable VAT or other recoverable Taxes in respect of such fees and expenses); and

(b) any other costs and expenses incurred in connection with the preparation, execution and performance of the Agreement, any Future Payment and the Transaction.

USD	means United States Dollars.

2	AMENDMENT TO THE EXCLUSIVITY AGREEMENT

2.1

On the Agreement Date, the Seller shall and the Buyer shall procure that CHH enters into an amendment agreement to the Exclusivity Agreement in the form attached as Appendix 1 hereto (the “EA Amendment Agreement # 3”).

2.2

It is contemplated that the Exclusivity Agreement shall be novated from the Seller to the Company by execution of a novation agreement in the form set out in Appendix 4 to this Agreement (the “Novation Agreement”) at the time of the Completion in accordance with clause 10.2.

7/41

3	FUTURE PAYMENT RIGHT

3.1

Effective as of the Agreement Date, the Seller hereby grants to the Buyer the right to receive from the Seller a payment of an amount equal to any Distribution, declared, distributed or paid by the Company to its shareholders (or otherwise to the Seller) (each a “Future Payment”), until the aggregate amount of Future Payments made by the Seller to the Buyer equals to the Maximum Future Payment Amount (the “Future Payment Right”).

3.2

The Seller shall immediately upon receipt of any Distribution from the Company, make a Future Payment in the equivalent amount (up to the Remaining Future Payment Amount) to the Buyer. If the Seller is unable to arrange for such Future Payment immediately upon receipt of a Distribution, the Seller shall hold the amount of such Distribution to the order of the Buyer in a separate bank account and shall transfer such amount to the Buyer, as soon as possible after receipt.

3.3

The Buyer shall in consideration for Future Payment Right granted under this Agreement, issue a promissory note in favour of the Seller (substantially in the form as set out in Appendix 3 hereto) in the amount of USD 275,000,000 (the “FP Promissory Note”), which shall be issued immediately after the EGM Resolution is passed in accordance with clause 4.

3.4

Upon the occurrence of a Future Payment Termination Event, the Seller shall transfer to the Buyer a number of PubCo Shares calculated by multiplying the Remaining Future Payment Percentage with the PubCo Equivalent Shares. Upon such transfers of PubCo Shares to the Buyer the Future Payment Right shall be cancelled in respect of any future Distribution.

4	EXTRAORDINARY GENERAL MEETING AND TRANSFER OF FP PROMISSORY NOTE AGAINST SHARES IN CHO

4.1

As soon as reasonably practicable following the Agreement Date, CHO shall convene an extraordinary general meeting among the shareholders of CHO (the “EGM”) at which a resolution will be proposed to carry out a private placement towards the Seller (a) in such numbers of new shares as giving a total share deposit equal to the value of the FP Promissory Note based on a subscription per share equal to NOK 21 and with each share having a par value of NOK 0.01 and the remainder of the subscription price being recorded as share premium (the “CHO Consideration Shares”) and (b) otherwise be based on the terms of a subscription form (the “CHO Subscription Form”) to be approved by the EGM based on the form set out in Appendix 2 to this Agreement (with further details inserted by the Buyer in consultation with the Seller) (the “EGM Resolution”).

4.2

Immediately following the EGM Resolution and the issuance of the FP Promissory Note in accordance with clause 3.3, the Seller undertakes to and shall be entitled to subscribe for the CHO Consideration Shares in CHO in accordance with the CHO Subscription Form. The Seller shall transfer ownership to the FP Promissory Note to CHO on subscription as full and final payment in kind for the total share deposit with the nominal amount of the FP Promissory Note being converted to NOK at an exchange rate of 10.5 NOK per USD.

4.3

If an EGM Resolution is not passed on or before 17 February 2024 this Agreement shall terminate without any further liability for either of the Parties, except that the obligations of the Parties pursuant to clauses 15 (Announcements; Confidentiality), 16 (Notices), 17 Taxes and Transaction Costs and 18 (General) and 19 (Governing law; Legal venue), shall survive such termination.

8/41

5	SHARE PURCHASE OPTION

5.1	On the EGM Date, the Seller shall be deemed to have automatically granted the Buyer an option (the “Option”) to acquire all the Shares on the terms set out in this Agreement.

5.2

The Option may be exercised (if at all) for all the Shares by written notice from the Buyer, in its sole discretion, to the Seller at any time between the BCA Closing and the date falling one year after the Agreement Date (the “Option Deadline”). Provided that the Buyer has exercised the Option no later than the Option Deadline, the Seller shall be obliged to sell and the Buyer shall be obliged to buy the Shares on the terms set out in this Agreement.

5.3	If the Option is not exercised in accordance with clause 5.2, the Option is cancelled with effect from the Option Deadline.

5.4

The Seller and/or its Affiliates (each an “Approved Shareholder Creditor”) may provide funding to the Company for general corporate purposes in the ordinary course of business consistent with past practice, by way of shareholder loans in amounts that are (a) below USD10,000,000 in aggregate or (b) approved by the Buyer in advance and in writing (“Approved Shareholder Loans”). The Approved Shareholder Loans shall be documented in writing and incur interest at the rate of up to SOFR + 15%. At the time of the Completion, the Buyer shall acquire the creditor rights under the Approved Shareholder Loans from the relevant Approved Shareholder Creditors for a cash amount equal to the nominal amount of the Approved Shareholder Loans (including accrued interest) (the “Approved Shareholder Loan Price”).

5.5

Save as otherwise set out in this Agreement, and in accordance with the Buyer`s right to the Future Payment Right set out in clause 3.1, the Seller shall have the right to exercise all rights attaching to the Shares, hereunder the rights to vote for the Shares, until Completion.

6	CONDUCT OF BUSINESS OF THE COMPANY

6.1

Unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), for the period from the date of this Agreement to and including the earlier of Completion and the date when the full Future Payment Amount has been paid to the Buyer (the “Interim Period”), except as expressly contemplated by this Agreement, the Company shall, and the Seller shall cause the Company to, (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all laws and regulations applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

9/41

6.2

Without limiting the generality of clause 6.1 and except as contemplated by the terms of this Agreement, during the Interim Period, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and the Seller shall cause the Company, to not:

(a)	amend, waive or otherwise change, in any respect, its articles of association;

(b)

authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

(c)

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any Distribution or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(d)

incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) other than Approved Shareholder Loans in excess of USD1,000,000 individually or USD25,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of USD1,000,000 individually or USD25,000,000 in the aggregate;

(e)

make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable law;

(f)

amend, waive, or otherwise change any licenses, permits or approvals required in the Company’s business, including with respect to the 35 years license held by with Company (Order no. 286/APPCB/CFE/ROKKD/HO/2016) dated 8th of June 2016 by the competent authority of Andhra Pradesh, as amended prior to the date of this Agreement or after the date of this Agreement in accordance with the terms hereof;

(g)

transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material intellectual property held by the Company or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

(h)	terminate, or waive or assign any material right under any material contract or enter into any material contract, in any case outside of the ordinary course of business consistent with past practice;

(i)	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(j)	establish any subsidiary or enter into any new line of business;

10/41

(k)

fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(l)

revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with the Accounting Principles and after consulting with the Company’s outside auditors;

(m)

waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by the Company) not in excess of USD1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the Company’s Accounts;

(n)	close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(o)

acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(p)	make capital expenditures in excess of USD1,000,000 (individually for any project (or set of related projects)) or USD5,000,000 in the aggregate;

(q)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other re-organization;

(r)	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of USD1,000,000 individually or USD5,000,000 in the aggregate;

(s)

sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(t)	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(u)	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any public authority to be obtained in connection with this Agreement;

(v)	accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(w)

enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

11/41

(x)

maintain the existing relations and goodwill of the Company with customers, suppliers, distributors and creditors of the Company and use commercially reasonable efforts to maintain all insurance policies of the Company or equivalent substitutes therefor;

(y)	pay any Transaction Costs; or

(z)	authorize or agree to do any of the foregoing actions.

7	THE PURCHASE PRICE

7.1

The purchase price for the Shares (the “Purchase Price”) shall be (a) a sum of USD60,000,000 (the “Purchase Promissory Note Component”) and (b) assumption of the Seller’s liability under the Future Payment Right (the “Future Payment Right Component”).

7.2

The Buyer shall on Completion settle (a) the Purchase Promissory Note Component of the Purchase Price by way of issuing a promissory note as set out in Appendix 5 hereto to the Seller in the amount of Purchase Promissory Note Component (the “Purchase Promissory Note”) and (b) the Future Payment Right Component of the Purchase Price by entering into such documentation as may be required for the transfer of the Seller’s liability under the Future Payment Right to the Buyer.

8	COMPLETION CONDITIONS

8.1

Each Party’s obligation to complete the sale and purchase of the Shares following the Buyer’s exercise of the Option in accordance with clause 5.2 of this Agreement is conditional on the following (the “Completion Conditions”):

(a)	the BCA Closing having occurred;

(b)	the other Party not being in material breach of its obligations under the Agreement at the time of Completion; and

(c)	no material breach of the Seller’s Warranties existing at the time of Completion, except that the Seller may not invoke the condition set out in this clause 8.1 (c).

Each Party may waive any of the completion conditions set out in this clause 8.1.

8.2

Each of the Parties shall use reasonable efforts to promptly take or cause to be taken all actions necessary or advisable under applicable law and regulations to consummate and make effective the sale and purchase of the Shares.

12/41

9	PRE COMPLETION BREACHES AND TERMINATION

9.1	Until Completion, the Parties shall promptly upon becoming aware of such fact or circumstance notify each other in writing of any circumstance or fact which results in a breach of the Agreement.

9.2

The Option may be terminated at any time prior to Completion by written agreement between the Buyer and the Seller, or by written notice from the Buyer or the Seller to the other Parties where the Completion Conditions have not been satisfied (for whatever reason except for the fault or breach of Agreement of the Party seeking to terminate this Agreement) or waived before the Option Deadline.

9.3	If the Option is terminated pursuant to clause 9.2 the other rights and obligations of the Parties pursuant to this Agreement shall remain in full force and effect, provided that:

(a)	termination shall not affect any accrued rights or liabilities of any Party in respect of damages for any breach of this Agreement prior to such termination;

(b)

where a Party has terminated the Option on the basis of a material breach of the Agreement, such termination shall not affect the terminating Party’s right to seek compensation for the economic loss resulting from the termination of the Option; and

(c)

termination shall not have an effect on the Buyer`s Future Payment Right as set out in clause 3 and the parts of this Agreement which are not directly and solely related to the Option shall remain in full force and effect.

10	COMPLETION

10.1	Completion shall take place at the offices of Wikborg Rein Advokatfirma AS. at Dronning Mauds gate 11, Oslo, Norway within ten Business Days after the Completion Conditions are satisfied.

10.2	At Completion, the Seller shall:

(a)	deliver to the Company a notice of its intention to transfer the shares in the Company;

(b)

deliver to the Buyer evidence of the authority of the individual completing the Agreement on behalf of the Seller, as well as a board resolution and shareholder resolution of the Seller approving the Transaction;

(c)	deliver to the Buyer a copy of duly signed minutes from a board meeting in the Company approving the transfer of the Shares to the Buyer;

(d)	deliver to the Buyer a copy of the Novation Agreement executed by the Seller and the Company;

(e)	deliver to the Buyer a copy of the share transfer deed in form SH-4 executed by the Seller;

(f)	deliver to the Buyer and the Company a copy of Form 4 executed by the Seller;

(g)	deliver share certificates or letter of allotment (as applicable) for the Shares to the Company;

(h)	procure that share certificates for the Shares are issued by the Company in favour of the Buyer;

(i)	procure that SH-4 and Form 4 to be duly stamped as required by Indian law;

13/41

(j)	procure that the Shares are transferred to the Buyer, free and clear of any Encumbrances;

(k)	deliver to the Buyer a copy of the Company’s shareholder register showing that the Buyer has been registered as the owner of the Shares, free and clear of any Encumbrances;

(l)

deliver to the Buyer letters of resignation from each of the board members of the Company confirming that they resign from their respective offices with effect from Completion and that they waive any right to any fees and other claims that they may have against the Company in their capacity as members of the board at such time;

(m)

deliver to the Buyer documentation satisfactory to the Buyer evidencing (i) that the creditor rights under any Approved Shareholder Loan has been transferred to the Buyer from the relevant Approved Shareholder Creditor and (ii) that the Company has been notified of and approved such transfer of creditor rights under such Approved Shareholder Loan; and

(n)

deliver to the Buyer evidence of the authority of the individual completing documentation in paragraph (m) above on behalf of the Approved Shareholder Creditor, as well as a board resolution and shareholder resolution of the Approved Shareholder Creditor approving the transfer of the creditor rights under the Approved Shareholder Loan.

10.3	At Completion, the Buyer shall:

(a)

deliver to the Seller evidence of the authority of the individual(s) completing the Agreement on behalf of the Buyer, as well as a board resolution of the Buyer approving the Transaction and the transfer of the creditor rights under any Approved Shareholder Loan;

(b)	deliver to the Seller a copy of the Novation Agreement executed by CHH;

(c)	deliver to the Seller a copy of the share transfer deed in form SH-4 executed by the Buyer;

(d)	deliver to the Seller and the Company a copy of Form 4 executed by the Buyer;

(e)	pay applicable stamp duties relating to the transfer of Shares to the Indian authorities and provide evidence of such payment of such stamp duty to the Seller;

(f)	settle the Purchase Promissory Note Component of the Purchase Price by issuing and delivering the executed Purchase Promissory Note to the Seller;

(g)

settle the Future Payment Right Component of the Purchase Price by entering into such documentation as may be required for the transfer of the Seller’s liability under the Future Payment Right from the Seller to the Buyer;

(h)	settle the Approved Shareholder Loan Price by a cash payment to the Approved Shareholder Creditor transferring the creditor rights under the relevant Approved Shareholder Loan;

(i)	notify the Company of its purchase of the Shares in writing; and

14/41

(j)	upon having become the registered owner of the Shares, hold an extraordinary general meeting in the Company to

(i)	replace all of the board members in Company; and

(ii)	adopt a resolution to exempt all of the relevant board members from any liability towards the Company (to the extent permitted under applicable laws and regulations).

10.4

All actions set out in clauses 10.2 and 10.3 shall be carried out at the same time (in so far as practically possible), and be mutually conditional upon each other. Each Party may (in addition and without prejudice to all other rights and remedies available to it) revoke any action taken under clauses 10.2 and 10.3 (as applicable), and demand reversal of such action, until the other Party has performed all of its obligations there under.

10.5	When all of the relevant Completion actions have taken place, the Parties shall sign a completion memorandum, evidencing that Completion has taken place.

11	SELLER’S WARRANTIES

11.1

Subject to clause 11.2, the Seller represents and warrants to the Buyer on an indemnity basis that each of the warranties set out in clauses 11.1.1 –11.1.13 are true and accurate and not misleading as at the Agreement Date and the Completion Date.

11.1.1	Legal Status

The Company has been lawfully established and registered in the Indian business registry, and in other mandatory government registers. On the Agreement Date, there are no circumstances relating to the Company that pursuant to mandatory law should have been, but that are not, registered in the business registry or in other mandatory government registers.

11.1.2	No Conflict

Neither the execution of this Agreement, nor the consummation or performance of any of the transactions contemplated by it, will conflict with or violate (a) any provision of the articles of association of the Seller or the Company; or (b) any resolution adopted by the board of directors or the general meeting of the Seller or the Company.

11.1.3	The Shares

The Seller has full ownership to the Shares. The Shares constitute 100% of the issued shares of the Company (except for 1,000 shares held by a local director in India) and are validly issued, fully paid and free and clear from any Encumbrances. There is no agreement to create any Encumbrance over any of the Shares.

There are no outstanding securities of the Company convertible into, or exchangeable for, shares of the Company, or options or other rights to acquire from the Company, or any other obligation on the Company to issue, any shares of the Company. The Company has no outstanding obligations to repurchase or redeem any shares or such financial instruments as mentioned in the previous sentence.

15/41

11.1.4	Accounts

Based on the facts available to the board of the Company at the time that the respective Accounts were approved, the Accounts were prepared in accordance with the Accounting Principles and gave in all material respect a true and fair view of the assets and liabilities, and of the profit or loss of the Company, as per, and for the accounting period ending on, the Accounts Date.

11.1.5	Position since the Accounts Date: Since the Accounts Date

(a)	the business of the Company has in all material respect been carried out in the ordinary and usual course;

(b)	no Distribution or other distribution has been declared or paid by the Company; and

(c)	the Company has not purchased or disposed of any asset with a book value (as per 2022) in excess of USD 1,000,000.

11.1.6	Conduct of Business

The Business of the Company has, during the Interim Period, been conducted in accordance with clause 3.1 and 3.2 of this Agreement.

11.1.7	Licenses

The Company holds all licenses and approvals required to develop, build and operate the Kakinada LNG terminal outside the eastern shore of the Kakinada region in India.

11.1.8	Contracts

Neither the Company, nor its contract counterparties, is in material breach of any of the Company’s material contracts.

11.1.9	Tax

The Company has in a timely manner filed income Tax returns, value-added Tax returns and other mandatory submissions and information with the relevant Tax authorities. All information in such mandatory returns and submissions was in all material respect true, correct and complete at the time of filing.

The Company has paid all Taxes (including payable VAT) when due for payment.

The Company has withheld or collected all Taxes as required by applicable law and statutory regulations.

11.1.10	Employees

The Company does not have any employees.

16/41

11.1.11	Compliance

As on the Agreement Date, the Company has complied, and comply, in all material respect with the terms and conditions of, all statutory licences and permits necessary to carry out its business.

11.1.12	Litigation

The Company is not a party to any litigation, criminal proceedings, arbitration or alternative dispute resolution proceedings, and the Company has been notified, or notified any other party, of any such proceedings.

The Company has not been notified of any particular investigation of the Company by any governmental, administrative or regulatory body.

11.1.13	Provided Information

To the Seller’s Knowledge, the Provided Information is correct and complete in all material respects and provides a fair overall view of the Company in all material respects.

11.2	Except for the Seller’s Warranties, the Seller does not make any express or implied warranty or representation in respect of the Shares, the Company or its business.

12	WARRANTY CLAIMS

12.1	Subject to clauses 12.2 – 12.11, the Seller shall compensate any loss which the Buyer or Company incurs due to a breach of the Seller’s Warranties.

12.2	The Seller shall not in any event be responsible for any indirect or consequential loss incurred by the Buyer due to any breach of the Seller’s Warranties.

12.3

The Buyer must notify the Seller of any breach of the Seller’s Warranties in writing within 30 Business Days after the Buyer becomes or should have become aware of the circumstances underlying the breach. No claims may be made against the Seller on the basis of any breach of the Seller’s Warranties not notified in writing within such time.

12.4	The Buyer may not make any claim for any breach of:

(a)	the warranty set out in clause 11.1.9 (Tax) after the statutory limitation period for any Tax claim against the Company relating to the warranty set out therein; or

(b)	any other warranty after the date that is eighteen (18) months after Completion.

This clause 12.4 shall not limit the Seller’s liability for (i) breaches of the warranties set out in clause 11.1.1 (Legal Status), 11.1.2 (No Conflict) and 11.1.3 (the Shares) or (ii) in case of fraud, wilful misconduct or gross negligence on the part of the Seller.

12.5	The Seller’ liability for breaches of the Seller’s Warranties shall be limited quantitatively as follows:

(a)	The Seller shall have no liability with respect to any individual loss not exceeding USD 1,000,000.

17/41

(b)	The Seller shall have no liability unless the aggregate losses for which the Seller is otherwise liable exceed USD25,000,000, but then for the full amount.

(c)	The Seller’s aggregate liability for warranty breaches shall not exceed USD335,000,000.

This clause 12.5 shall not limit the Seller’s liability for (i) breaches of the warranties set out in clause 11.1.1 (Legal Status), 11.1.2 (No Conflict) and 11.1.3 (the Shares) or (ii) in case of wilful misconduct or gross negligence on the part of the Seller.

12.6	The Seller shall have no liability for a loss to the extent that:

(a)

the loss occurs as a result of any legislation not in force at Completion, or which takes effect retrospectively, or occurs as a result of any increase in the Tax rates in effect at the Agreement Date or any change in the practice of the Tax authorities; or

(b)	any such loss could have been avoided or mitigated by reasonable efforts by the Buyer.

12.7

The Buyer shall inform the Seller without undue delay if the Buyer receives notice of any claim from a third party which may give rise to a claim against the Seller for breach of the Seller’s Warranties (a “Third Party Claim”).

If the Seller has confirmed in writing that it, subject to the limitations of clause 12.5 and 12.6, will indemnify the Buyer against all direct losses that the Buyer may incur from a Third Party Claim, the Seller shall have the right to assume and control the defence of such Third Party Claim at the Seller’s cost and expense and through counsel of the Seller’s choice.

If the Seller has not provided the Buyer with such confirmation in respect of a Third Party Claim, the Buyer shall, in consultation with the Seller, have full and exclusive lead and control of the defence of any legal or arbitration proceedings of the Third Party Claim, hereunder through counsel of the Buyer’s choice, subject to the rights of any third party insurers. The Buyer shall not make any settlement or compromise of any such proceeding without the prior written approval of the Seller, which shall not be unreasonably withheld.

The Seller shall have no liability for any loss incurred by the Buyer which results from the Buyer’s breach of the provisions of this clause 12.7.

12.8

The Seller shall not be liable for any loss resulting from a breach of the Seller’s Warranties to the extent that the Buyer or the Company may recover indemnity (or would have had such a right or been so entitled but for a change in law or change in the terms of the insurances of the Company after Completion) for such loss from any person other than the Seller whether under any provision of applicable law, insurance policy or otherwise howsoever.

12.9	The Buyer shall not be entitled to recover more than once in respect of the same circumstances giving rise to a claim.

12.10

When calculating the loss of the Buyer resulting from a breach of the Seller’s Warranties, any savings by, or net benefit to, the Buyer resulting from the circumstances underlying the warranty breach or the resulting loss shall be taken into account, including but not limited to any reduced current of future taxation on the Buyer or on the Company resulting from such circumstances or loss.

12.11	The Buyer’s right to claim compensation under this clause 12 shall be the only remedy available to the Buyer in the event of a breach of the Seller’s Warranties under this Agreement.

18/41

13	POST COMPLETION OBLIGATIONS

13.1

The Buyer shall procure that the Company after Completion grants the Seller reasonable access to accounting material and other relevant information from the period before Completion to the extent this is required for the Seller to comply with its statutory obligations.

13.2

The Buyer waives any rights and claims which it may have against any board member or employee of the Seller or the Company in respect of any misrepresentation, inaccuracy or omission in any information or advice given by them to the Buyer in connection with the Transaction, hereunder in the Provided Information.

The Buyer shall indemnify the Seller and all current and previous board members and employees of the Company against any claim from the Company after Completion that relate to their capacity as shareholders or board members or employees of the Company before Completion, whether for repayment of distributions, damages for negligence, or otherwise.

This clause 13.2 shall not apply to any claims resulting from the gross negligence or wilful misconduct of the Seller, or any current or previous board member or employee of the Company.

This clause 13.2 may be invoked by the Seller and the current and previous board members and employees of the Seller and the Company.

14	TRANSFER OF PURCHASE PROMISSORY NOTE AGAINST ISSUE OF PUBCO SHARES

14.1

Immediately following Completion, the Seller undertakes to, and shall be entitled to subscribe for Pubco Shares for a total subscription amount equal to USD60,000,000 based on a subscription price per share equal to the PubCo Share Price less 5%. No separate consideration shall be payable by the Seller for this right to subscribe for the PubCo Shares.

14.2

Provided that no payments have been made under the Purchase Promissory Note, the Seller shall transfer ownership to the Purchase Promissory Note to PubCo on the date of subscription of the PubCo Shares as full and final payment for the subscription amount set out in clause 14.1.

14.3

Upon completion of the transfer of the Purchase Promissory Note to PubCo, PubCo shall instruct its secretary to register the Seller as the holder of the PubCo Shares subscribed as set out in clause 14.1 which shall be credited as fully paid.

15	ANNOUNCEMENTS; CONFIDENTIALITY

15.1

No announcement in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of a Party without prior written approval from the other Party, except that this shall not hinder any announcement required by applicable law, public authority or the rules of any recognised stock exchange on which the securities of any Party or any of its Affiliates are listed.

15.2

The Seller and the Buyer shall keep confidential, and shall cause their respective directors, officers, employees, agents and advisors to keep confidential, the Agreement and any written, oral or other information obtained in confidence from the other Party or the Company in connection with the Transaction.

19/41

15.3

The Seller shall after Completion keep confidential, and shall cause its respective directors, officers, employees, agents and advisors to keep confidential, all and any information related to the Company and its business and operations.

15.4

Neither clause 15.2 nor clause 15.3 shall apply (a) to information which becomes publicly available through no fault of a Party; (b) to the extent that the disclosure or use of information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or (c) to the extent that the disclosure or use of information is required by law, regulation or legal process. Nor shall clause 15.2 apply where the disclosure is made to a third party in connection with a due diligence of the Party, and the third party in question has undertaken to keep the information confidential.

16	NOTICES

16.1	Any notice to be given under this Agreement shall be in writing and in the English language.

Such notice shall be deemed duly given or made when delivered personally or by email to the Party in question as follows:

If to the Seller:

Name:	East LNG Pte Ltd
For the attention of:	Swapan Kataria, Director
Address:	7500a, Beach Road, #14-302 the Plaza,
Singapore 199591
E-mail:	sk@LNG9.com

If to the Buyer, CHO or PubCo:

Name:	Crown LNG India AS / Crown LNG
Holding AS / Crown LNG Holdings
Limited
For the attention of:	Jørn Skule S. Husemoen
Address:	c/o Crown LNG Holding AS, Skøyen Atrium,
Drammensveien 147, 0277 Oslo, Norway
E-mail:	jorn@crownlng.com

In all events with a copy to:	Wikborg Rein Advokatfirma AS
For the attention of:	Andreas Fjærvoll-Larsen
Address:	Dronning Mauds gate 11, 0250 Oslo, Norway
E-mail:	afl@wr.no

or at such address as the respective Party hereto may hereafter specify in writing to the other Party.

16.2	Any notice given as set out in clause 16.1 shall be deemed to be have been given:

(a)	if delivered personally, at the time of delivery; and

20/41

(b)

if sent by e-mail, on the day it was sent provided it is sent during business hours on a Business Day and, if not, on the next Business Day, and provided that if the recipient of the e-mail has not confirmed receipt a copy of the notice must be delivered, sent by post or fax on the first Business Day thereafter.

17	TAXES AND TRANSACTION COSTS

17.1

The Buyer shall be responsible for any and all Taxes and Transaction Costs due as a direct result of entry into of this Agreement and/or the accomplishment of any Future Payment and/or the Transaction.

17.2

If by requirement of law any Taxes or amounts in respect of any Taxes must be deducted, withheld or paid by the Buyer or the Seller as a result of entry into of this Agreement and/or the accomplishment of any Future Payment or the Transaction, the Buyer shall (a) pay such Taxes to the relevant authority and/or to the Seller (provided that the Seller provides evidence that such Taxes will be paid to the relevant authority) and (b) with respect to any Taxes due in respect of payments to be made from the Buyer to the Seller under this Agreement, make such additional payments under Agreement as may be necessary to ensure that the Seller receives (free from any liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received had payment not been made subject to Taxes or other deductions.

17.3

The Seller shall cooperate in good faith with the Buyer to minimise any Taxes that may occur as a direct result of entry into of this Agreement and/or the accomplishment of any Future Payment and the Transaction.

17.4	The Buyer shall pay any Transaction Costs incurred by the Seller in relation to the entry into of this Agreement and/or the accomplishment of any Future Payment or the Transaction.

18	GENERAL

18.1

This Agreement constitutes the entire agreement between the Parties relating to the Transaction and supersedes all previous agreements, whether oral or in writing, between the Parties relating to the Transaction.

18.2	Each party warrants to the other party that:

(a)

it has all requisite power and authority to enter into, deliver and perform this Agreement (and shall on the Agreement Date deliver to the other Parties evidence of the authority of the individual executing the Agreement);

(b)

this Agreement and any other documents it enters into pursuant to this Agreement shall, upon execution, constitute valid, legal and binding obligations of that party and be enforceable in accordance with their respective terms; and

(c)

the signing of this Agreement and the performance of its obligations under this Agreement and any other documents it enters into pursuant to this Agreement will not result in a breach of any other agreement or arrangement to which it is a party, nor give rise to any right of termination of any other agreement or arrangement to which it is a party.

21/41

18.3	This Agreement may only be changed or modified by an agreement in writing signed by the Parties.

18.4	No Party shall be entitled in any circumstance to rescind or terminate this Agreement except for termination of the Option prior to Completion as explicitly set out in clause 9.

18.5

No Party may transfer its rights or obligations under this Agreement to any other party without the prior written consent of the other Party, except that the Buyer may transfer any of its rights (in whole or in part) to any Affiliate of the Buyer.

18.6

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction, shall not affect the validity, legality or enforceability of the relevant provision in any other jurisdiction, or of any other provision of the Agreement in any jurisdiction.

18.7

If a Party which is required to pay any sum (including interest) under this Agreement fails to pay such sum when due for payment, it shall pay interest on such sum for the period from and including the due date up to the date of actual payment in accordance with the Norwegian Act relating to Interest on Overdue Payment of 1976.

19	GOVERNING LAW; LEGAL VENUE

19.1	All matters arising out of or relating to this Agreement shall be governed by Norwegian law.

In all disputes arising from or related to this Agreement, the Parties shall first seek to resolve the dispute amicably. If the dispute cannot be settled amicably, the dispute shall be finally decided by arbitration according to the Norwegian Arbitration Act of 14 May 2004 no. 25. The place for the arbitration shall be Oslo and the language for all documentation and proceedings related to the arbitration shall be English. The dispute, the arbitration proceedings and the arbitral award shall be confidential.

* * * * *

22/41

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

East LNG Pte. Ltd.	Crown LNG India AS

/s/ Swapan Kataria	/s/ Jørn Husemoen
Name: Swapan Kataria	Name: Jørn Husemoen
Position: Director	Position: Director

Crown LNG Holding AS	Crown LNG Holdings Limited

/s/ Jørn Husemoen	/s/ Jørn Husemoen
Name: Jørn Husemoen	Name: Jørn Husemoen
Position: Director	Position: Director

23/41

APPENDIX 1 - EA AMENDMENT AGREEMENT # 3

THIRD

AMENDMENT

TO

EXCLUSIVITY AGREEMENT

THIS AMENDMENT TO EXCLUSIVITY AGREEMENT (the “Third Amendment”) is entered into on [DATE] 2023 by and between:

(1)

Crown LNG India Limited (formerly known as Asia First Holdings Limited), a company incorporated under the laws of Hong Kong, with registered address at 11/F Tower 1 Tern Centre, 237 Queen’s Road, Central Hong Kong and with business registration number 2730016, (“Crown India”); and

(2)

East LNG Pte. Ltd., a company incorporated under the laws of Singapore, with registered address at 7500A Beach Road, #14-302 The Plaza, Singapore (199591) and with business registration number 201622928W, (“East LNG”); and (Crown India and East LNG hereinafter collectively referred to as the “Parties” or, individually, a “Party”).

BACKGROUND:

(A)	An Exclusivity Agreement (“Agreement”) between East LNG and Crown India was entered into on 3rd of June 2020 and duly signed by East LNG and Crown India.

(B)

The Agreement regulates the rights and responsibility of each Party. East LNG have majority control of KGLNG through ownership of 525,000 of the total 526,000 shares issued in Krishna Godavari LNG Terminal Private Limited (“KGLNG”).

(C)	The Parties made certain amendments to the Agreement in an amendment to the Agreement dated 9th of September 2020 (the “First Amendment”).

(D)	The Parties made certain additional amendments to the Agreement in a second amendment to the Agreement dated 31st of March 2021 (the “Second Amendment”) as further set out therein.

(E)

On the date of this Amendment 3, the Parties have agreed to make certain changes to the Agreement as set out below, first and foremost to reflect the intended hire payable from KGLNG to Crown India under the Lease Agreement and to extend the longstop date for the final investment decision.

24/41

(F)	Terms defined in the Agreement (as amended by the First Amendment and Second Amendment) shall have the same meaning when used in this Third Amendment.

NOW, THEREFORE, the Parties have agreed as follows:

1	AMENDMENT TO THE AGREEMENT

1.1	Reference is made to the Agreement, item 2.3. In the Agreement, item 2.3 is modified to read:

“2.3 Both parties shall use their reasonable endeavours to ensure that FID is achieved no later than 31 December 2025 (the “FID Long Stop Date”)”

2	MISCELLANEOUS

2.1

The provisions of clauses 10 (Confidentiality), 11 (Miscellaneous) and 12 (Governing Law and Dispute Resolution) of the Agreement shall apply, mutatis mutandis, as if written out in full in this Third Amendment.

2.2	Except to the extent amended or supplemented by this Third Amendment, the terms and conditions of the Agreement shall remain in full force and effect in all other respects.

2.3	This Third Amendment is supplemental to and shall be read as an integral part of the Agreement.

*****

Signature pages follows

25/41

Crown LNG India Limited	East LNG Pte. Ltd.

Name: Jørn Skule Husemoen	Name: Swapan Kataria
Position: Director	Position: Director

26/41

APPENDIX 2 - SUBSCRIPTION FORM

SUBSCRIPTION FORM FOR SHARES IN

CROWN LNG HOLDING AS

(org.no. 817 120 962)

Deadline for subscription: [  ] 2023

Deadline for settlement: [  ] 2023

This subscription form is valid for the subscription of shares in Crown LNG Holding AS (the “Company”) in connection with the resolution of a share capital increase as adopted by the extraordinary general meeting of Crown LNG Holding AS on [  ] 2023 as set out below.

The Company’s articles of association, the notice of the extraordinary general meeting with appendices, the auditor’s statement on contribution in kind and the Company’s annual accounts and annual report for the previous 2 years are available at the Company’s offices.

1. Aksjekapitalen forhøyes med NOK [ ], fra NOK [ ] til NOK [ ] ved utstedelse av [ ], aksjer, hver pålydende NOK [0,01 ].	1. The share capital shall be increased by NOK [ ], from NOK [ ] to NOK [ ], by the issuance of [ ] shares, each with a par value NOK [ 0,01 ].

2. Ved gjennomføring av kapitalforhøyelsen endres § [ ]i Selskapets vedtekter tilsvarende.	2. At completion of the share capital increase, the articles of association Clause [ ] shall be amended accordingly.

3. Totalt aksjeinnskudd utgjør USD [] tilsvarende NOK [], basert på USD/NOK vekslingskurs per [] 2023 på [].	3. The total subscription amount equals USD [], equal to NOK [], based on USD/NOK exchange rate as per []2023 of [].

4. Det skal betales NOK [21] per aksje, hvilket gir en overkurs på NOK [20,99] (avrundet) per aksje.	4. Payment for each share shall equal NOK [21], which gives a premium of NOK [20.99] (rounded) per share.

5. De nye aksjene kan tegnes av East LNG Pte. Ltd	5. The new shares may be subscribed by East LNG Pte. Ltd.

6. Aksjene skal tegnes innen [ ] 2023 på særskilt tegningsdokument.	6. The shares shall be subscribed within [ ] 2023 on a separate subscription form.

7.  Aksjeinnskuddet skal gjøres opp ved tingsinnskudd ved at East LNG Pte. Ltd. overdrar en fordring mot Crown LNG India AS på USD [ ] (“Purchase Promissory Note”) til Crown LNG Holding AS, (som nærmere beskrevet i redegjørelsen utarbeidet av styret, vedlagt protokollen som Vedlegg 1.)

7.  The subscription price shall be settled by way of contribution in kind whereby East LNG Pte. Ltd. transfers the receivable towards Crown LNG India AS, of USD [ ] (the “Purchase Promissory Note”) to Crown LNG Holding AS, as further described in the statement prepared by the board attached hereto as Appendix 1.)

8. Aksjeinnskuddet anses gjort opp når Selskapet har mottatt Purchase Promissory Note med påføring om at kreditorposisjonen under Purchase Promissory Note er overdratt til Selskapet.

8.  The subscription amount shall be deemed settled by delivery to the Company of the Purchase Promissory Note with endorsement for transfer of the creditor position under the Purchase Promissory Note to the Company.

27/41

9. Tingsinnskuddet skal gjøres opp senest innen utløpet av [ ] 2023.	9. The contribution in kind shall be settled at the latest at the expiry of [ ] 2023.

10. De nye aksjene likestilles med Selskapets allerede utstedte aksjer og gir rett til utbytte fra og med registreringen av kapitalforhøyelsen i Foretaksregisteret.	10. The new shares shall be ranked equal with the existing shares and carry Distribution rights from the registration of the share capital increase in the Norwegian register of business enterprises

11. De anslåtte utgiftene utgjør NOK [ ].	11. Estimated expenditures amount to approximately NOK [ ].

***

[subscription on the next page]

28/41

SUBSCRIPTION FOR SHARES IN CROWN LNG HOLDING AS

Name and registration number of the subscriber (the “Subscriber”)	East LNG Pte. Ltd. (reg.no. 201622928W)
Address:	7500a, Beach Road, #14-302 the Plaza, Singapore 199591
Number of shares subscribed for:	[ ]
Subscription price per share:	NOK [ ]
Total amount:	USD [ ], equal to NOK [ ]
VPS account number:	[ ]
VPS account operator:	[ ]

The Subscriber hereby subscribes for the number of shares and on the terms as set out above, and confirms that the subscription amount will be settled as set out in the board resolution paragraph 7 above, within [ ] August 2023.

Place, date:	Signature for the Subscriber (East LNG Pte. Ltd):

, [ ] August 2023
[name]
[position]

29/41

APPENDIX 3 – FP PROMISSORY NOTE

PROMISSORY NOTE

Crown LNG India AS, a private limited liability company incorporated under the laws of Norway, with registered address at Drammensveien 147A, 0277 Oslo, Norway, and with business registration number 926 787 853 (the “Debtor”), by its execution and delivery of this promissory note (the “Promissory Note”) does hereby acknowledge its debt to

East LNG Pte. Ltd., a private limited liability company incorporated under the laws of Singapore, with registered address at 7500a, Beach Road, #14-302 the Plaza, Singapore 199591, and with business registration number 201622928W (the “Creditor”);

in the principal amount of

USD [275,000,000] (United States [ ] dollars) (the “Principal Amount”)

on the following terms and conditions:

1. Repayment:	The Debtor hereby irrevocably and unconditionally undertakes, warrants and promises to pay to the Creditor the Principal Amount in full on or before [one year from issue date] (the “Repayment Date”). Notwithstanding the foregoing, the Debtor shall be entitled to prepay the Principal Amount in whole or in part at any time upon giving not less than fourteen (14) days prior written notice to the Creditor.

2. Interest:

The Debtor shall pay interest on the Principal Amount at the rate of SOFR plus 1.5 % per annum (on the basis of the actual number of days elapsed and a year of 360 days) which shall be payable quarterly in arrears.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

3. Default interest:	If the Debtor fails to make any payment under this Promissory Note on the due date of such payment, it shall pay default interest on the overdue amount at an aggregate rate in accordance with the Norwegian Act relating to Interest on Overdue Payment of 1976 such default interest to be calculated (on the basis of the actual number of days elapsed and a year of 360 days) from the due date of that payment until (and including) the date of receipt by the Creditor of the overdue amount together with such accrued default interest.

4. Acceleration:	The Debtor accepts and agrees that the Creditor, by written notice to the Debtor at the address set forth above, shall be entitled to declare the outstanding portion of the Principal Amount at any time immediately due and payable in full together with accrued interest and default interest if at any time Debtor fails to make any payment under this Promissory Note on the due date of such payment.

30/41

5. Transferability	The parties acknowledge and agree that, except for (i) transfers contemplated in the form of this Promissory Note or (ii) other transfers Crown LNG Holding AS or any of its subsidiaries, this Promissory Note is not transferable.

6. Governing Law:	This Promissory Note and any non-contractual obligations arising out of or in connection with this Promissory Note shall be governed by Norwegian law.

7. Jurisdiction:	Any dispute arising out of or in connection with this Promissory Note (including disputes regarding the existence, validity or termination of this Promissory Note and disputes relating to any non-contractual obligations arising out of or in connection with this Promissory Note) shall be decided by arbitration according to the Norwegian Arbitration Act of 14 May 2004 no. 25. The place for the arbitration shall be Oslo and the language for all documentation and proceedings related to the arbitration shall be English. The dispute, the arbitration proceedings and the arbitral award shall be confidential.

[Signature page to follow]

31/41

Date _______________ 2023

For and on behalf of

Crown LNG India AS

Name:
Title:

32/41

ENDORSEMENT FOR TRANSFER

This Promissory Note (which includes all of the Creditor’s rights and benefits hereunder) is hereby transferred to [Crown LNG Holding AS], a private limited company incorporated under the laws of Norway] with registered address at [ ] with registration number [ ], with effect from

Date _______________

For and on behalf of

[  ]

Name:
Title:

ENDORSEMENT FOR TRANSFER

This Promissory Note (which includes all of the Creditor’s rights and benefits hereunder) is hereby transferred to [Crown LNG India AS], a private limited company incorporated under the laws of Norway] with registered address at [ ] with registration number [ ], with effect from

Date _______________

For and on behalf of

[  ]

Name:
Title:

33/41

APPENDIX 4 - NOVATION AGREEMENT

NOVATION AGREEMENT

This novation agreement (the “Novation Agreement”) is made on [DATE].

BETWEEN

(1)

Crown LNG India Limited (formerly known as Asia First Holdings Limited), a company incorporated under the laws of Hong Kong, with registered address at 11/F Tower 1 Tern Centre, 237 Queen’s Road, Central Hong Kong and with business registration number 2730016, (“Crown India”);

(2)

East LNG Pte. Ltd., a private limited liability company incorporated under the laws of Singapore, with registered address at 7500A, Beach Road, #14-302 the Plaza, Singapore 199591, and with business registration number 201622928W (“East LNG”); and

(3)

Krishna Godavari Terminal Pvt. Ltd., a private limited liability company incorporated under the laws of the state Andrha radish, India, with registered address at 67-11-7/6, 5th Floor, VJ Inn, LB Nagar Main Road, Kakinada ± 533001, east Godavari Dist., AP, India, (the “KGLNG”).

each a “Party” and together the “Parties”.

WHEREAS

(A)	An Exclusivity Agreement (“Agreement”) between East LNG and Crown India was entered into on 3rd of June 2020 and duly signed by East LNG and Crown India.

(B)	East LNG and Crown India made certain amendments to the Agreement in an amendment to the Agreement dated 9th of September 2020 (the “First Amendment”).

(C)	East LNG and Crown India made certain additional amendments to the Agreement in a second amendment to the Agreement dated 31st of March 2021 (the “Second Amendment”) as further set out therein.

(D)	East LNG and Crown India made certain additional amendments to the Agreement in a third amendment to the Agreement dated [•] (the “Third Amendment”) as further set out therein.

(E)

Terms defined in the Agreement (as amended by the First Amendment, Second Amendment and Third Amendment) (together the “Exclusivity Agreement”) shall have the same meaning when used in this Novation Agreement.

(F)

East LNG have majority control of KGLNG through ownership of [525,000 of the total 526,000] shares issued in KGLNG. Pursuant to a share purchase agreement entered into between East LNG and Crown LNG India AS, the direct parent company of Crown India [DATE] 2023 (the “SPA”) East LNG agreed to sell and Crown LNG agreed to purchase all the shares in KG LNG.

34/41

(G)	It is a condition under the SPA that the rights and obligations of East LNG under the Exclusivity Agreement shall be novated to KGLNG. This Novation Agreement sets out terms of such novation.

IT IS HEREBY AGREED

1

Crown India consent to East LNG transferring all their rights and obligations under the Exclusivity Agreement to KGLNG as of [DATE] (the ‘’Effective Date’’), and Crown India further undertake to KGLNG that it will discharge its obligations under the Exclusivity Agreement and be liable to KGLNG for any breaches of the Exclusivity Agreement on its part on or after the Effective Date, as if KGLNG had been party to the Exclusivity Agreement when it was first made.

2	KGLNG undertakes to Crown LNG that it will discharge the obligations of East LNG under the SPA as if KGLNG were party to the Exclusivity Agreement when it was first made.

3

East LNG shall undertake to Crown LNG to remain liable for any acts or omissions of East LNG under the Exclusivity Agreement prior to the Effective Date, and further acknowledge that East LNG shall cease to have any rights or obligations under the Exclusivity Agreement on or after the Effective Date.

4

Crown India release and discharge East LNG from all liabilities, claims and demands of any kind arising from breaches which in each case occur after the Effective Date under or in connection with the Exclusivity Agreement.

5

The provisions of clauses 10 (Confidentiality), 11 (Miscellaneous) and 12 (Governing Law and Dispute Resolution) of the Agreement shall apply, mutatis mutandis, as if written out in full in this Novation Amendment.

6	Except to the extent amended or supplemented by this Novation Agreement, the terms and conditions of the Exclusivity Agreement shall remain in full force and effect in all other respects.

7	This Novation Agreement is supplemental to and shall be read as an integral part of the Agreement.

***

[SIGNATURES ON NEXT PAGES]

35/41

East LNG Pte. Ltd.	Crown LNG India Limited

Name: Swapan Kataria	Name:
Position: Director	Position:

Krishna Godavari Terminal Pvt. Ltd

Name: Srinivas Devavarapu Rao
Position: Director

36/41

APPENDIX 5 - PURCHASE PROMISSORY NOTE

PROMISSORY NOTE

Crown LNG India AS, a private limited liability company incorporated under the laws of Norway, with registered address at Drammensveien 147A, 0277 Oslo, Norway, and with business registration number 926 787 853 (the “Debtor”), by its execution and delivery of this promissory note (the “Promissory Note”) does hereby acknowledge its debt to

East LNG Pte. Ltd., a private limited liability company incorporated under the laws of Singapore, with registered address at 7500a, Beach Road, #14-302 the Plaza, Singapore 199591, and with business registration number 201622928W (the “Creditor”);

in the principal amount of

USD [ ] (United States [ ] dollars) (the “Principal Amount”)

on the following terms and conditions:

1. Repayment:	The Debtor hereby irrevocably and unconditionally undertakes, warrants and promises to pay to the Creditor the Principal Amount in full on or before [one year from issue date] (the “Repayment Date”). Notwithstanding the foregoing, the Debtor shall be entitled to prepay the Principal Amount in whole or in part at any time upon giving not less than fourteen (14) days prior written notice to the Creditor.

2. Interest:

The Debtor shall pay interest on the Principal Amount at the rate of SOFR + 1.5 % per annum (on the basis of the actual number of days elapsed and a year of 360 days) which shall be payable quarterly in arrears.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

3. Default interest:	If the Debtor fails to make any payment under this Promissory Note on the due date of such payment, it shall pay default interest on the overdue amount at an aggregate rate in accordance with the Norwegian Act relating to Interest on Overdue Payment of 1976 such default interest to be calculated (on the basis of the actual number of days elapsed and a year of 360 days) from the due date of that payment until (and including) the date of receipt by the Creditor of the overdue amount together with such accrued default interest.

4. Acceleration:	The Debtor accepts and agrees that the Creditor, by written notice to the Debtor at the address set forth above, shall be entitled to declare the outstanding portion of the Principal Amount at any time immediately due and payable in full together with accrued interest and default interest if at any time Debtor fails to make any payment under this Promissory Note on the due date of such payment.

37/41

5. Transferability	The parties acknowledge and agree that, except for (i) transfers contemplated in the form of this Promissory Note or (ii) other transfers Crown LNG Holding AS or Crown LNG Holdings Limited or any of their subsidiaries, this Promissory Note is not transferable.

6. Governing Law:	This Promissory Note and any non-contractual obligations arising out of or in connection with this Promissory Note shall be governed by Norwegian law.

7. Jurisdiction:	Any dispute arising out of or in connection with this Promissory Note (including disputes regarding the existence, validity or termination of this Promissory Note and disputes relating to any non-contractual obligations arising out of or in connection with this Promissory Note) shall be decided by arbitration according to the Norwegian Arbitration Act of 14 May 2004 no. 25. The place for the arbitration shall be Oslo and the language for all documentation and proceedings related to the arbitration shall be English. The dispute, the arbitration proceedings and the arbitral award shall be confidential.

[Signature page to follow]

38/41

Date _______________ 2023

For and on behalf of

Crown LNG India AS

Name:
Title:

39/41

ENDORSEMENT FOR TRANSFER

This Promissory Note (which includes all of the Creditor’s rights and benefits hereunder) is hereby transferred to [Crown LNG Holdings Limited], a private limited company incorporated under the laws of Jersey] with registered address at [ ] with registration number [ ], with effect from

Date _______________

For and on behalf of

[  ]

Name:
Title:

ENDORSEMENT FOR TRANSFER

This Promissory Note (which includes all of the Creditor’s rights and benefits hereunder) is hereby transferred to [Crown LNG Holding AS], a private limited company incorporated under the laws of Norway] with registered address at [ ] with registration number [ ], with effect from

Date _______________

For and on behalf of

[  ]

Name:
Title:

40/41

ENDORSEMENT FOR TRANSFER

This Promissory Note (which includes all of the Creditor’s rights and benefits hereunder) is hereby transferred to [Crown LNG India AS], a private limited company incorporated under the laws of Norway] with registered address at [ ] with registration number [ ], with effect from

Date _______________

For and on behalf of

[  ]

Name:
Title:

41/41